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                                    EXCHANGE
                                     OFFER

                                   QUESTIONS
                                       &
                                    ANSWERS



                                  [MBNA LOGO]
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                         QUESTIONS AND ANSWERS RELATING
                         TO THE OFFER (THE "OFFER") BY
                    MBNA CAPITAL C (THE "TRUST") TO EXCHANGE

              ITS 8.25% TRUST ORIGINATED PREFERRED SECURITIES(SM)


                 ("TOPRS(SM)") (THE "PREFERRED SECURITIES") FOR

        ANY AND ALL SHARES OF 7.50% CUMULATIVE PREFERRED STOCK, SERIES A

        (THE "SERIES A PREFERRED SHARES"), OF MBNA CORPORATION ("MBNA")

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                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

       12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 26, 1997,

                          UNLESS THE OFFER IS EXTENDED
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     Please note that the following information does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Prospectus dated February 27, 1997 (the "Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Offer"). Please refer to the Prospectus for details of the Offer and defined terms used herein.



     Q:  WHAT ARE THE TERMS OF THE OFFER?


     A: The Trust will exchange one Preferred Security for each Series A Preferred Share validly tendered and accepted for exchange. See "The Offer" in the Prospectus.

     Q:  WHAT ARE PREFERRED SECURITIES?


     A: Preferred Securities represent undivided beneficial ownership interests in the Trust's assets, which assets consist solely of 8.25% Junior Subordinated Deferrable Interest Debentures, Series C, due April 15, 2027 (the "Junior Subordinated Debentures") issued by MBNA to the Trust. Preferred Securities pay quarterly distributions corresponding to the interest rate and the payment dates on the Junior Subordinated Debentures. See "Description of the Preferred Securities" and "Description of the Junior Subordinated Debentures" in the Prospectus.


     Q:  WHAT IS THE PURPOSE OF THE OFFER?

     A: The principal purpose is to refinance the Series A Preferred Shares with the Preferred Securities to achieve certain tax efficiencies and to preserve flexibility with respect to future financing. The refinancing will permit MBNA to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while the dividends payable on the Series A Preferred Shares are not deductible.

     Q: WILL THE PREFERRED SECURITIES BE LISTED ON THE NEW YORK STOCK EXCHANGE?


     A: MBNA will apply to list the Preferred Securities on the New York Stock Exchange under the ticker symbol "KRB.PF.C".



     Q: HOW ARE THE PREFERRED SECURITIES GUARANTEED?


     A: Payments of dividends on the Preferred Securities and on liquidation or redemption are guaranteed on a subordinated basis by MBNA, but only if and to the extent payments have been made on the Junior Subordinated Debentures. See "Description of the Preferred Securities Guarantee" in the Prospectus.

---------------


(SM )"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

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     Q: ARE THE REDEMPTION PROVISIONS OF THE PREFERRED SECURITIES DIFFERENT FROM
THOSE OF THE SERIES A PREFERRED SHARES?


     A: Yes. While the Series A Preferred Shares have no maturity date, the Preferred Securities will be redeemed following repayment of the Junior Subordinated Debentures upon their maturity, which will be April 15, 2027, unless (i) shortened to a date not earlier than January 15, 2002, or (ii) extended to a date not later than April 15, 2046, in each case subject to certain conditions (as so shortened or extended, the "Stated Maturity"). In addition, the Series A Preferred Shares are redeemable at the option of MNBA in whole or in part at any time on or after January 15, 2001 at a redemption price equal to $25 per Series A Preferred Share, plus accrued and unpaid dividends to the date fixed for redemption. The Junior Subordinated Debentures are redeemable, in whole or in part, at the option of MBNA on or after January 15, 2002 at a redemption price equal to 100% of the aggregate principal amount thereof or (ii) in whole but not in part, prior to January 15, 2002, upon the occurrence of a Special Event at a redemption price equal to 106.0% of the principal amount thereof from the Expiration Date through January 15, 1998, declining ratably on each January 16th thereafter to 100% on or after January 16, 2000, plus, in either case, accrued and unpaid distributions to the date of redemption. If the Junior Subordinated Debentures are redeemed by MBNA, the Trust must redeem Preferred Securities on a pro rata basis with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed. See "Risk Factors and Special Considerations Relating to the Offer," "Comparison of Preferred Securities and Series A Preferred Shares," "Description of the Preferred Securities," and "Description of the Junior Subordinated Debentures" in the Prospectus.


                       DISTRIBUTION AND DIVIDEND MATTERS

     Q: HOW DOES THE DISTRIBUTION RATE ON THE PREFERRED SECURITIES COMPARE TO THE DIVIDEND RATE ON THE SERIES A PREFERRED SHARES?


     A: The distribution rate on the Preferred Securities is 8.25% per annum, while the dividend rate for the Series A Preferred Shares is 7.50% per annum.


     Q: WILL DISTRIBUTIONS ON THE PREFERRED SECURITIES BE PAID ON THE SAME SCHEDULE AS DIVIDENDS ON THE SERIES A PREFERRED SHARES?


     A: Yes. Distributions on the Preferred Securities will be paid on January 15, April 15, July 15 and October 15.



     Q: THE NEXT SCHEDULED DIVIDEND PAYMENT DATE ON THE SERIES A PREFERRED SHARES IS APRIL 15, 1997. WILL THE AMOUNT OF THAT DIVIDEND ON SERIES A PREFERRED SHARES THAT ARE EXCHANGED IN THE OFFER BE PAID TO EXCHANGING HOLDERS FOR THE PERIOD PRIOR TO THE EXCHANGE?



     A: Yes. On April 15, 1997 MBNA will make a cash payment to each holder of Series A Preferred Shares accepted for exchange in an amount equal to all of the accumulated and unpaid dividends on such Series A Preferred Shares as of the Expiration Date (the "MBNA Cash Payment Amount"), except that if the Expiration Date is extended so that it occurs after the record date for the payment of dividends on the Series A Preferred Shares and prior to April 15, 1997, then MBNA will not pay the MBNA Cash Payment Amount, but instead on April 15, 1997 will pay full quarterly dividends on the Series A Preferred Shares accepted for exchange to the registered holder thereof on such record date. See "Description of the Preferred Securities -- Distributions" in the Prospectus.


     Q: EXPLAIN THE 20 QUARTER DIVIDEND DEFERRAL PROVISION OF THE PREFERRED SECURITIES.

     A: Quarterly interest payments on the Junior Subordinated Debentures may be deferred, at the option of MBNA, for one or more periods of up to 20 consecutive quarters each, provided that an Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. In the case of any such deferral, distributions on the Preferred Securities will be similarly deferred. See "Description of the Preferred Securities -- Distributions" in the
Prospectus. Quarterly dividend payments on the Series A Preferred Shares
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are payable only if declared by MBNA's Board of Directors and such dividends may be deferred indefinitely. The Series A Preferred Shares have no maturity date.


     Deferred Preferred Securities distributions continue to accrue and, if in arrears, compound quarterly at a rate equal to 8.25% per annum. However, while dividends on the Series A Preferred Shares accrue if dividends are suspended, there is no such compounding feature. During such a deferral, the Trust will continue to accrue interest income (as original issue discount) in respect of the Junior Subordinated Debentures which will be taxable to beneficial owners of Preferred Securities. As a result, beneficial owners of Preferred Securities during such a deferral will be required to include their pro rata share of the interest in gross income in advance of the receipt of cash attributable to such income. Dividends on the Series A Preferred Shares generally are not included in gross income by a holder until such dividends are paid or accrued in accordance with such holder's regular method of tax accounting.


                                   TAX ISSUES

     Q: WILL THE EXCHANGE OF PREFERRED SECURITIES FOR SERIES A PREFERRED SHARES CONSTITUTE A TAXABLE EVENT?

     A: Yes. MBNA recommends that each holder read the section entitled "Certain United States Federal Income Tax Consequences" in the Prospectus and consult their own tax advisor.

     Q: WHAT WILL BE THE INITIAL TAX BASIS FOR THE PREFERRED SECURITIES?


     A: The initial tax basis of Preferred Securities acquired in the Offer will be equal to the fair market value of the Preferred Securities on the Expiration Date of the Offer. See "Certain United States Federal Income Tax Consequences" in the Prospectus.


     Q: HOW WILL DISTRIBUTIONS ON THE PREFERRED SECURITIES BE REPORTED TO THE
IRS?


     A: Distributions on the Preferred Securities will be reported on a Form
1099.


     Q: CORPORATE HOLDERS CAN CLAIM THE DIVIDENDS RECEIVED DEDUCTION ON DIVIDENDS ON THE SERIES A PREFERRED SHARES. ARE DISTRIBUTIONS ON THE PREFERRED SECURITIES ELIGIBLE FOR THAT DEDUCTION?

     A: No.

              PROCEDURES FOR EXCHANGING SERIES A PREFERRED SHARES

     Q: IF SERIES A PREFERRED SHARES ARE REGISTERED IN MY NAME, HOW DO I PARTICIPATE IN THE OFFER?


     A: You should have received a package consisting of this Question and Answer sheet and the following documents:



     - Letter from the Executive Vice President and Chief Corporate Finance Officer of MBNA.



     - Prospectus dated February 27, 1997.


     - Letter of Transmittal (printed on blue paper) bearing a pre-printed label with your account name and address.
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     - Guidelines for Certification of Taxpayer Identification Number on
       Substitute Form W-9.

     - Notice of Guaranteed Delivery.

     - Return envelope addressed to The Bank of New York, the Exchange Agent in the Offer.


     If, after reviewing these materials carefully, you decide to participate in the Offer, complete the Letter of Transmittal and send it with your certificate(s) representing Series A Preferred Shares to The Bank of New York, as Exchange Agent, at either of the addresses shown on the Letter of Transmittal. It is recommended that you use registered or certified mail.


     Holders of record may also contact their broker to exchange their Series A Preferred Shares on their behalf. If you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, then you must arrange for your broker to guarantee delivery of your Series A Preferred Shares. See "The
Offer -- Procedures for Tendering" in the Prospectus.

     Q: IF MY SERIES A PREFERRED SHARES ARE HELD BY A BROKER OR BANK FOR MY ACCOUNT, HOW DO I PARTICIPATE IN THE OFFER?

     A: If your Series A Preferred Shares are held by a broker or bank for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:


     - Letter from the Executive Vice President and Chief Corporate Finance Officer of MBNA.



     - Prospectus dated February 27, 1997.


     - Letter of Transmittal (for information only).

     - Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     - Notice of Guaranteed Delivery.

     - Cover letter or notice from your broker or bank.

     If you decide to participate in the Offer, you must contact your broker or bank to tender your Series A Preferred Shares on your behalf. See "The
Offer -- Procedures for Tendering -- Special Procedure for Beneficial Owners" in the Prospectus.

     Q: ONCE I HAVE TENDERED MY SERIES A PREFERRED SHARES, OR INSTRUCTED MY BROKER OR BANK TO TENDER THEM ON MY BEHALF, MAY I WITHDRAW THEM FROM THE OFFER?

     A: Yes, tenders of Series A Preferred Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days from the date of the Prospectus. See "The Offer -- Withdrawal of Tenders" in the Prospectus.

     Q: WHEN DOES THE OFFER EXPIRE?


     A: At 12:00 midnight, New York City time, on Wednesday, March 26, 1997, unless extended by the Trust. The Trust may also amend or terminate the Offer as described in the Prospectus.


                            FOR ADDITIONAL DETAILS,
                         OR IF YOU HAVE ANY QUESTIONS,
                       PLEASE CALL THE INFORMATION AGENT,


                               MORROW & CO., INC.


                           (800) 566-9061 (TOLL-FREE)

                                       OR

                    BANKS AND BROKERAGE FIRMS, PLEASE CALL:


                           (800) 662-5200 (TOLL-FREE)